EXHIBIT 99.1

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EDITED TRANSCRIPT
RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 05, 2015 / 02:00 PM GMT

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

CORPORATE PARTICIPANTS

Michael Fifer Sturm Ruger & Company, Inc. - CEO

Kevin Reid Sturm Ruger & Company, Inc. - General Counsel

CONFERENCE CALL PARTICIPANTS

Brian Ruttenbur BB&T Capital Markets - Analyst

Andrea James Dougherty & Co. - Analyst

Brian Rafn Morgan Dempsey Capital Management - Analyst

Scott Hamann KeyBanc Capital Markets - Analyst

Adam Starr Gulfside - Analyst

John Barton BCAP - Analyst

Bill Ledley Cowen and Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2015 Sturm Ruger earning conference call. My name is Brent, and I am your operator for today.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Mr. Michael Fifer, Chief Executive Officer. Please proceed.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Good morning. Welcome to the Sturm Ruger & Company third-quarter 2015 conference call. I'd like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements, which will be followed by a quick overview of the third quarter, and then we can get right into your questions. Kevin?

Kevin Reid - Sturm Ruger & Company, Inc. - General Counsel

Thanks, Mike. We want to remind everyone that statements made in the course of this meeting that state the Company's or Management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's reports on form 10K for the year ended December 31, 2014, and form 10-Q for the quarter ended September 26, 2015. Copies of the documents may be obtained by contacting the Company or the SEC or on the Company website at www.ruger. com/corporate or of course the SEC website at www.sec.gov.

We reference non-GAAP EBITDA. Please note the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our form 10K for the year ended December 31, 2014, and of course our form 10-Q for the quarter ended September 26, 2015, which are also posted on our website. Furthermore, the Company disclaims all responsibility to update forward-looking statements. Mike?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Thank you, Kevin. Financial results. For the third quarter of 2015 net sales were $120.9 million and fully diluted earnings were $0.62 per share. For the corresponding period in 2014, net sales were $98.3 million and fully diluted earnings were $0.34 per share. For the first nine months of 2015, net sales were $398.7 million and fully diluted earnings were $2.33 per share. For the corresponding period in 2014, net sales were $421.9 million and fully diluted earnings were $2.69 per share. Our third-quarter 2015 EBITDA was $27.1 million or 22% of sales compared to our third-quarter 2014 EBITDA of $19.6 million or 20% of sales.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Demand. The estimated sell-through of the Company's products from independent distributors to retailers increased 28% in the third quarter of 2015 from the comparable prior year period. During this period, the National Instant Criminal Background Check System background checks, as adjusted by the National Shooting Sports Foundation, and commonly referred to as NCIS checks, increased 8% from the comparable prior year period.

I previously described a distributor show season that occurs every January and February and how the retailer buying programs that are offered at that time by most manufacturers affect the retailer buying patterns for the next several months. The retailer buying groups, which include amongst their members most of the large, independent retailers, also hold buying shows in February and again in the late summer.

Typically, Ruger has only offered programs during the January/February distributor show season. Because Ruger does not participate in the buying group shows, Ruger has likely missed sales opportunities during their late summer buying season.

In response to this potential missed opportunity, the Company offered retailer buying programs this summer just prior to the buying group shows to encourage the large, independent retailers to stock Ruger products as fully in the second half of the year as they typically do in the first half of the year. We're pleased with the results of our summer promotions, which have successfully increased the inventory of Ruger products on retailer shelves in recent months.

In 2012 and 2013, Ruger was featured in many retailers Black Friday advertisements. In 2014, because of the widespread deals being offered by competing manufacturers, Ruger was largely excluded from Black Friday advertisements, which hurt Q3 and Q4 sales last year. This year there has been less competitive price pressure, and Ruger once against appears to be headed for a meaningful presence in Black Friday advertisements.

Ruger has also enjoyed increased sales to the independent wholesale distributors to chain-store accounts, including both national chains and regional store chains. A final couple of observations on demand. First there has been a market share shift for Ruger purchases and sales to retailers amongst the independent wholesale distributors. Those with strong balance sheets have taken market share from those with weaker balance sheets.

In the past few years, all of the independent wholesale distributors we dealt with were largely able to take whatever product volume we could build and would allocate to them. In the past year, however, several of them had become decidedly more conservative as their balance sheets have been stressed. All distributors remain current and at the recent National Association of Sporting Goods Wholesalers meeting, all reported positive outlooks for the coming year.

The second observation is that there continues to be excess capacity at all levels of the industry, a legacy of the strong demand in 2013. In particular, the Centerfire Pistol category is very crowded with products in all the major calibers and all of the major frame sizes for most all of the larger firearms manufacturers. All of this combines to keep pressure on margins for most firearms' products.

Production and inventories. In the third quarter of 2015, production increased 23% from the third quarter of 2014, which supported the increase in demand and also resulted in increased inventories of the Company and at the independent wholesale distributors, although the inventory levels at the distributors are largely flat year-over-year. These higher production volumes contributed to higher margins due to both increased leverage of fixed costs and higher labor productivity.

New-product development. We believe that new products are a key driver of demand, especially in an environment of excess capacity. Our major new product launch in the third quarter was the Ruger Precision Rifle. This highly accurate target rifle is probably one of the most highly sought-after hard-to-get products today and directly contributed to the National Association of Sporting Goods Wholesalers voting Ruger the 2015 Innovator of the Year.

In addition to these new firearms, we are also putting increased emphasis on accessories and licensed products. In the past few months, we added Ruger ARX Ammunition manufactured by PolyCase and an exclusive line of knives manufactured by CRKT to our catalog of licensed products.

Balance sheet. At September 26, 2015, our cash totaled $60 million, an increase of $51 million from December 31, 2014. Our current ratio is 2.4 to 1, and we have no debt. At September 26, 2015, stockholders equity was $214.1 million, which equates to the book value of $11.45 per share.

Cash flows. In the first nine months of 2015, we generated $94.9 million of cash from operations. We reinvested $24.5 million of that back into the Company in the form of capital expenditures. We estimate that capital expenditures in 2015 will be approximately $30 million. Our primary focus for investment will be new product development and associated capacity, as well as capacity increases for certain established products that have strong demand.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Cash returned to shareholders. In the first nine months of 2015, the Company returned $18.7 million to it shareholders through the payment of $15.9 million of dividends and the repurchase of 82,100 shares of our common stock at an average price of $34.57 per share for a total of $2.8 million. At September 26, 2015, $73.2 million remains authorized for future stock repurchases.

Our Board of Directors has declared a $0.25 per share quarterly dividend for shareholders of record as of November 16, 2015, payable on November 30, 2015. As a reminder, a quarterly dividend is approximately 40% of net income.

Finally, last week at its 42nd annual meeting, the National Association of Sporting Goods Wholesalers honored Ruger as the Firearms Manufacturer of the Year for the ninth year in a row, in addition to naming the Company as Innovator of the Year. Those were the highlights of the third quarter of 2015.

Operator, may we please have the first question?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Brian Ruttenbur, BB&T.

Brian Ruttenbur - BB&T Capital Markets - Analyst

I want to understand the gross margins first of all, trying to understand those in the fourth quarter because you have a sequential drop in gross margins. It sounds like there were two things contributing to the drop in gross margins, and please correct me. There was an accounting adjustment due to efficiencies, and I'm assuming number one, that was because of Mayodan. And then, there was also some discounting activity, is that correct?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Try to split my answer into two. There were no particular accounting adjustments. We do look at -- at page 20 of the 10-Q, you'll see that we do split out the calculation of gross margin before LIFO, overhead and labor rate adjustments because we think that that gives you a very clear picture of what happened in the period. Where many times the overhead adjustments, product liability and LIFO expense, while they hit the period, they really kind of affect a longer period or are a result of activity over a longer period of time. Internally, I tend to ignore the LIFO expense, the overhead rate, adjustment, the labor rate adjustment and the product liability and I look at that number that I provide up above. I think it gives a better period-to-period comparison of how we are operating the factory.

The second part of your question I believe was about discounting. And you are absolutely correct in that we did offer some summer programs and a program will be something like buy 10 rifles, get one free. Many of the larger retailers or all the retailers that have good balance sheets take advantage of that kind of stuff and they will figure out how many rifles they need for the next three or four months and they will place an order for all of those. Because getting the free goods will lower their average cost and make them more competitive in the retail marketplace.

And whereas we have traditionally only done that during the January and February period and shipped those guns typically through May, for the very first time we've now offered it in July and August Where they could place orders that would ship over the next several months. It gives them another swing at the plate and it gives us a reason for those independent dealers to spend some of their open to buy money on Ruger instead of spending it all at the buying group shows.

Brian Ruttenbur - BB&T Capital Markets - Analyst

Okay. Are those specials then finished? There's no more in the fourth quarter?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

We will be shipping those products through the fourth quarter. Just as when we offer them in January and February, we typically ship them through May and sometimes a couple of the products may drag out until June or even July, if they're the high in demand hard to get products. It is just a repeat of the kind of behavior that we have participated in in the first two quarters of the year, We are now initiating in the back half of the year.

And we were hoping to get somewhere around 50% to 60% of the volume through the programs in the second half of the year that we got during the strong first half of the year. And we did, in fact, achieve that. So we were pleased with the programs and we fully expect to offer them next year.

Brian Ruttenbur - BB&T Capital Markets - Analyst

A couple of other housekeeping. Level of utilization at Mayodan?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Mayodan has three major product lines, one of which is flat out and being increased. The other one is near capacity, but there's no need to increase it. And one of which surged in the first half of the year and then we backed off a little bit in Q3 as demand receded. It's a mixed story.

Brian Ruttenbur - BB&T Capital Markets - Analyst

And then status of the 2 Million Gun Challenge, when did that end and how my products have you shipped, units have you shipped on that 2 Million Gun Challenge?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

We're only two quarters into it. If you look at the unit shipments in the MB&A on page 18, we shipped 442,000 in Q2 and 394,700 in Q3. So that's $2 a gun for each of those.

Brian Ruttenbur - BB&T Capital Markets - Analyst

And so the goal is a 12-month challenge, correct? You have two more quarters to ship the remaining million and change?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Right. There's actually 13 months between the two NRA shows, but it's -- the only way we can do it practically is four calendar quarters.

Operator

Andrea James, Dougherty & Co.

Andrea James - Dougherty & Co. - Analyst

Units ordered were up really strong year-over-year but still lower than the number of units shipped. Does that concern you?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

What concerns me is that we've been saying now for a number of years that we do not operate the business on orders received. I can place two phone calls tomorrow and get another 0.5 million units ordered if that would somehow please the street. But that's not how we run the business. And, in fact, quite often, we will look at a distributor's inventory and say, you're weak here, you're strong there, and we will largely disregard the order they put in and tell them here's what you really need. And they'll be perfectly happy to say, thank God, you looked at it and then ship us what we need.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Because where we are dealing with 15 or 16 distributors, they may be dealing with literally hundreds of vendors across many product categories and sometimes they don't put as much effort -- not for lack of want, but for lack of manpower, into a detailed analysis of their Ruger needs as we would do in looking at it. So we don't -- we truly do not pay any attention to orders received. It's just not that relevant to how we run the business. We're looking to see what they are selling through, primarily, backed up by what their inventory level is, what our inventory level is, and where we are on production rates and go from there.

Andrea James - Dougherty & Co. - Analyst

That's a really helpful explanation again. The other thing, you are doing is this increased emphasis on accessories. Do you think it would get to a point where you guys would break that out in your financials?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I suppose at some point the SEC might encourage us to have another segment, but I'm not that fond of segments. So I'll wait until they tell us to do it.

Andrea James - Dougherty & Co. - Analyst

So no way to really track how it's doing? We'll have to rely on you to tell us?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Yes.

Andrea James - Dougherty & Co. - Analyst

Okay, and then one more. The ASP's were down sequentially. Is that just summer programs? What drives the ASPs from quarter to quarter, Mike?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Primarily, it's the shipment of free goods more than anything else. What you'll see is that on orders received, you will see the ASP tend to drop in Q2 historically, and that's because when we enter in the free goods into the computer. And then you will typically see in Q3, you will see the ASP drop, and that's because we are shipping the free goods from those January, February programs. And now that we've introduced the second half routine, I'm guessing that you will see some ASP on the orders dip probably in Q3 and on shipments dip a little bit in Q4.

But it's a little early for them to exactly know how the pattern will work out. Because the volume of orders received from those programs in the summer is still sort of half of what it is for the orders received in the spring. So I don't know how much impact it will have. And then, you have some other noise in there in that we have a number of orders for red labels that we just deleted from the system. And those were high-value items, high dollar items, that dropped off. But at the same time, we then keyed in a lot of orders for the Precision Rifle.

But even those we limited. We sort of told everybody what they were allowed to order because we knew how many we could make and we didn't want them to have excess silly orders. It's taken us years to convince them that if it's a hard to get product, they don't have to order five hoping to get two. We will just tell them all we're going to give you is two and that's all I want to see orders for. So, the primary cause is really free goods affecting ASPs and secondarily, it may be the introduction of a new product or in a rare case, where we just delete some orders that are not relevant anymore.

Operator

Brian Rafn, Morgan Dempsey.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Let me ask from the standpoint of your new product launches about 21% of trailing sales. It's up I think from 17% a couple of quarters. It was certainly much higher, 28%, 30% a few years ago. Obviously the sales have grown significantly. Is there any -- I'm looking for any focus on your side in hiring more design engineers? And what is your sense of satisfaction between the number of engineering teams working on concept prototypes versus kind of the available universe of projects that could be actually engaged? A few years ago you said, I got so many projects I wish I had enough guys. What's your sense here in 2015 of that balance?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Brian, we still have more projects that we have teams to put on them and there are things we're continuing to delay, we'd like to do sooner. But I think from a practical perspective, I don't know that I could manage another three or four teams right now. I'm not sure I'm doing that great a job managing the volume of engineers I have today anyway as you've seen by some of the product delays. And it's something we are working hard to improve at. So when we get a little bit better at delivering with the engineers we have, then we will look at adding some more. But there's no lack of projects on the drawing boards.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Can you detail a little? What is that product project management of engineering teams, what is that about? Is it more supervision, more meetings? How do you layer that in to get better control out of these engineering teams?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

That's the challenge, Brian. It's much harder than it looks. I think actually the thing you didn't mention that's a big factor beyond sort of traditional project management is actually education and training. It's surprisingly difficult to build firearms and design firearms. And that goes back to that idea of very high intensity explosion of the propellant in a very, very brief sort of nanosecond time period. And the metals sometimes behave differently in real life than they do on the computer.

And then layer in modern, high-precision machining, engineers occasionally tend to design parts with tolerances that are too tight. They look great on a computer, but they are not always that realistic in manufacturing or necessarily in operation. What you didn't mention that we are starting to focus a lot more on, is training and education the engineers, get the lessons learned from the more experienced guys and spread those broadly across the more junior engineers.

If you look at our engineering base, we've added a tremendous number of engineers, but many of them we got through intern programs while they are still undergraduates. And then when they graduated, we hired the best. And these guys have been with us three, four, five years and they are good, but a firearms engineer with 35 years of experience still knows an awful lot more. So we are now focused on things like we have internally, we started Ruger University. We have got daily engineering lessons learned being emailed to everybody.

I actually enjoy receiving those. I've learned a tremendous amount just reading those daily tips of the day from engineers. So we are -- in addition to project management and sort of more tollgate reviews by Senior Management, we are putting a very big emphasis on education and training to be -- make our base of engineers more productive and get the junior engineers up to speed faster than they would through a normal career progression.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

What is the thought process, Mike, in reconstituting an engineering team for a new project? Is there any efficiencies at all learned from a captive team, much like in the military where you learn from the standpoint of a fixed team of guys and you get a sense of their abilities? Or is reconstituting teams, the freshness of that, the viability, does that add something to the process?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think you're asking me if we move the guys around or keep the same six or seven guys in a group year after year. And we in fact, move them around quite a bit because fresh ideas do help a lot. Everybody has a little different perspective. As we get some guys that are really good, we want to spread them out and sort of plant them like a seed in the new team of more junior guys to get it going.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

On all of this, we are taking the long-term view. I sort of struggle to explain some of our product delivery misses on new products, but I think when viewed over a multi-year window, we are going to look pretty good. Because we do have a lot of folks, a lot of great projects on the drawing board. And the fact that some of them are running a year late is annoying now, but in the long-term, we will still be fine. Because we are, again, operating this for the long-term, not for the quarter-to-quarter.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Relative to new product launches, Mike, and obviously there are certainly some engineering delays, you certainly had a number of launches as you have kind of gone. Would you say you've been a little more satisfied with day one inventory once you do a product launch, once you get some publication response from whether it be American Rifleman or Guns & Ammo? Relative to 2015 versus 2014, are you getting a little better maybe with day one inventory launch and actually building enough for the channel?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

The launch of the Precision Rifle convinces me the answer is no. We did not have near enough.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Maybe that one stands aside, but if you look at the AR-556 or the LC9 iteration, ex the precision which I can understand, some of the other ones, have you been a little better maybe perhaps with that or is that still a work in process?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think a better answer is that we have never yet had enough at product launch.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. The knives you have, the Columbia River knife and tool, is that products that will be sold on Ruger's website or is it strictly just something you license that goes to the different big box, the Cabela's and the Gander Mountain's and that?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Both. We're going to do the omni-channel approach.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

You mentioned a little bit in your opening comments, Mike, you talking about looking at wholesaler's inventory and we kind of tell them what they need and some of that. You've been very, very disciplined I think the last few years, the whole feast to famine and trying to be a very measured and controlling what your wholesalers are ordering. As you put out some of that gospel, is from your standpoint, is that -- are the wholesalers getting that message maybe a little better here in 2015 than maybe they did in 2013?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I guess Brian, I apologize but I'm a little confused by the question. Could you rephrase it?

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Yes. You talked about you've been very, very disciplined, Mike, I think on talking with the order rates from your wholesale channel, and you've been very measured. You are not feast or famine. You don't do a lot of crazy, wild discounting and you've tried to get that message to your wholesalers about the retention of value of Ruger products in their inventories and that. And I'm just wondering has that message that you have constantly pinged on the wholesalers, are you starting to get the sense that they understand that or is it still as erratic as it has always been?

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

No. I think they are starting to get that. Certainly some of the excesses in ordering has been toned down, which is good. I think practically speaking, if I get an order for five times the volume I can ship, it takes a very long time to close out that purchase order, to reconcile everybody's accounts payable and accounts receivable. I'm frankly, much better off if they all placed one order a week for exactly what we're going to ship them next week and we can close the order out. So I think that's what you are asking. That message is getting through.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

The decision to go to some of the later, I think they're late August shows versus these standard distributor shows in January and February, was that something that you guys initiated or was it -- and I don't know how those shows work. Is it something where you are invited? What is the process with that, the late-season show? Kind of the pre-hunting season?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

We are regularly solicited by the independent buying groups to join them and we have so far declined and stuck with our two-step distribution model, which we think works very well. And we don't sell any retailers direct, whether they be an independent or a national chain. We're really not in the distribution business. It would be a whole new skill set we would have to learn and a lot of capital to build warehouses and systems and all that. So we are going to stick with what we do best, which is designing and manufacturing product and then stick with our two-step distribution channel.

We have been every year been invited to all those shows run by the independent buying groups. We do not participate in them. So what we did this year was we initiated the idea of summer programs and we offered them through our wholesale distributors. Some of the distributor's did extremely well with them. Some sort of didn't really know how to do it. I would say that distributors who don't traditionally hold a bricks and mortar distributor show in January and February, the ones who really rely on outbound telemarketing in January and February, they all did much better in July and August with our summer programs because it was exactly the way they operate in January and February.

And those wholesale distributors who rely on a large bricks and mortar store where they fly in 1,000 retailers and wine and dine them and write orders, they were at a bit of a loss. And it showed some weakness in their outbound telemarketing and they did not do as well. So it was a real eye-opener and a learning experience for some of them. Those who performed less effectively have all committed to working hard on their telemarketing to improve it because they lost market share and they know it and they are not happy about it.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

How many shifts are you running at Prescott and Newport? Just a sense maybe of overtime or a shift and a half? And I know it's broken down by product line to sub too, so just an overall 50,000 foot view.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

We have excess capacity and the employees would welcome more overtime.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

And then on the accessories side, too. You've been certainly asked in the past about mergers and acquisitions. You made a comment, pricing and we want to make -- if we were to do something, it would have to move the needle. Is the licensing stuff easier for you guys? Does it seem to be maybe a better source of adjunct revenue than say trying to go out and make an M&A deal?

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think the real question is a make buy. We sort of -- are we better off licensing knives, for example, or going out and manufacturing them ourselves? I don't have any particular desire to buy a knife manufacturer. There's three options. Licensing knives appear to be the best one. We have no particular expertise to add to a knife manufacturer. If we bought them, and generally M&A opportunities are grossly overpriced because with the private equity pressure on pricing. And it seems kind of silly to try to bring in more engineers to develop a knife line and start building them when as we've already discussed, I'm fully loaded with engineers and trying to make them more effective now on firearms, our core business. Licensing was clearly the right choice in that example.

Operator

Scott Hammen, KeyBanc.

Scott Hamann - KeyBanc Capital Markets - Analyst

Just a clarification on the gross margin question from earlier. I thought you had mentioned last quarter that you took some accrual for the summer promos and I know that you -- I think you accrue it when you ship, as well. As we think about what's going on between the third quarter and fourth quarter, are we going to continue to see the summer program adversely impact gross margin as you ship some of those products?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I would venture that most of the accrual needed for the July and August programs has already appeared in the P&L. But what you are going to see in December, in Q4, is the same you see every year, which is the accrual for the January and February 2016 programs based on what the distributors have an inventory as of December 31. If they had no inventory, I wouldn't make any accrual. If they have a lot of inventory, I have to make a larger accrual.

Scott Hamann - KeyBanc Capital Markets - Analyst

So the ASPs were up in the backlog pretty dramatically from where they've really ever been. Is that just reflective of the Precision Rifle being a large component of the backlog or what's driving that?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

As I was explaining to James earlier, there are several factors involved. You had --

Scott Hamann - KeyBanc Capital Markets - Analyst

I was kind of referring not to the stuff you ship but in the backlog?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Right. But as the backlog gets smaller, it's more reflective of current business being booked. So the same factors of our free goods being booked and support of the programs, are there any product -- any orders being eliminated, discontinued like the red label, are we inputting orders for newer higher cost products like the Precision Rifle? All of those factors weigh in and what you had in the quarter was fewer free goods being booked because primarily that was booked in the earlier period. And you had the red label going out, the precision rifle coming in, so all those things affect the backlog.

It's kind of like -- I got started here over nine years ago when inventory exceeded sales. We had turns of less than one and a small adjustment to inventory overwhelmed the current period P&L. And now that the inventory's gotten dramatically down relative to sales and earnings, modest changes to the inventory and overhead rate or labor rate have very little impact.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

And the same thing with the backlog. When you had a backlog of 2 million units, it didn't matter what you did in the quarter. The backlog didn't change much in ASP or anything else. But as the backlog gets to more reasonable levels and frankly, I would be quite happy with a backlog of one week. Now, our sales people might have trouble adjusting to that comfort level, but that's all I need to run the business.

Scott Hamann - KeyBanc Capital Markets - Analyst

Can you provide some thoughts on the retail sell-through to consumers? I know you don't really report on that. I'm sure you anecdotally track it. But in the past, you talked about maybe a disconnect between the mix numbers and what is actually being sold to consumers? Is there any update you can provide on that?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

One of the really interesting things we learned last week when we were at the National Association of Sporting Goods Wholesalers meeting, NASGW, some of the distributors are more data-oriented than others and have solicited retailers to give them feedback. And we actually learned that in many product categories, we picked up share. Both in the last month -- they gave us data last month, last three months, and year-to-date, and we picked up market share in most of our product categories over that period of time. And this was actual real retailer to consumer sell-through and I was quite pleased with that.

They gave us a big fat spreadsheet full of data which we have not fully analyzed yet, but we're going to try to do that and try to correlate that back to what we see as sell-through that we have visibility to the wholesalers, and the wholesalers to the retailers. It was really -- I was very encouraged by seeing that, and that support some of the anecdotal reports we've had that Ruger is doing much better at the retail to consumer Channel than we were 12 months ago when there was a flood of deals from there being no name firearm out there.

And what happened, we know that a lot of retailers bought those deals and that crowded out Ruger, and they really didn't have to worry about Ruger because they knew that their inventory was protected. So, they bought the deals, they sold the deals. In some cases we're even being told that they wouldn't do that again. That they got deals from company X, ran a big Black Friday ad and didn't do well with it. So they are glad to have Ruger back. I think our position, whether reflected in the current sales to distributors or not, is pretty good at retail to consumer.

Scott Hamann - KeyBanc Capital Markets - Analyst

What's your sense for the industry overall? Do you feel like retail is tracking still a little bit below what the mix numbers are showing or do you have any thoughts there?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I don't. I don't really. What we found was a few examples of where mix appeared to be too high in one state and we identified Connecticut in June as an example. And I imagine for every one where there is too high, there's probably one or two where it's too low as well. But in aggregate, it still is the best indicator we have. Looking at it year-over-year, we are up 20% plus and mix is up less than 10%. So I think we did okay.

Scott Hamann - KeyBanc Capital Markets - Analyst

In terms of the production rates, you typically see a little bit of a sequential increase in the fourth quarter. Could you give us a sense of where you were running kind of exiting the quarter going into fourth quarter just given that inventory levels seem like they are at what you would deem to be ideal levels now or where you at with that?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think going into fourth quarter, our daily production rates were fairly comparable to the averages for the quarter. There was no big swing up or down. Some individual product lines vary because twice a month we change all the rates. But in aggregate, it was about the same. And then barring a new product introduction, I don't see it changing dramatically.

Now, you do have the whole issue as you go into 2016 where none of us knows the answer, but we can all start imagining that there could be some impact from politics that will go into the primary season with a lot of politicians talking loudly one way, pro or against, and that might stir little bit of interest. If you look back historically on what happened in the spring of 2008 and the spring of 2012, you definitely saw some activity. Then it eased off a little bit in the summer and then come election time, it got pretty exciting again.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

So I think there's no particular reason not to expect some of that behavior in 2016. When we went into late 2011, we got cleaned out of inventory and we actually lost share in the first quarter of 2012, even though we increased production dramatically, we sold everything we could, we basically had almost no inventory going into Q1 of 2012 and probably left money on the table. And this time I plan to go into the first quarter of election year with plenty of inventory.

Scott Hamann - KeyBanc Capital Markets - Analyst

Understood. Last question for me is just on your comment earlier about the industry having some excess capacity in some categories. I mean how do you see that outside of demand really picking up through the election, like you just articulated. How does that get righted and what does that mean for you in some of the other market share leaders during that period?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I can't speak for the other manufacturers other than to hypothesize and that's a guess at best. Frankly, I think what happens is people are in denial and demand tapers off and they keep producing product and then they have to cut prices to move that product. Which is all behavior we saw in 2014, and then eventually, they realize it's here for a while, then they finally cut back overtime and occasionally have to lay off folks and they go from sort of 2.5 shifts back down to one shift, or 1.5 shifts. And it rights itself when the manufacturers finally stop making product.

And I think we are kind of there now where there are a lot fewer price deals. I think the manufacturers are finally all settled back down their daily production rates but they still all have plenty of capacity. There is a excess capacity. So nobody is going to get away with a big price increase or anything. But on the flipside, certain politicians make too much noise and get the consumer's attention in the first quarter, there's a lot of companies that can respond to that, crank up production and for the whole industry, 2016 could be a very enjoyable year.

Operator

Adam Starr, Gulfside.

Adam Starr - Gulfside - Analyst

Just a quick question. Over the last two years, there's been so much distortion from the inventory cycles that the industry went through. What is a normal seasonal pattern of which quarters are biggest and smallest? I guess the first half with this show is big, but how does the fourth quarter typically compare to the rest of the year?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Typically, the third quarter is the softest quarter of the year, and it's the distributor shows and the independent buying group shows that tend to drive the business somewhat. So you will have -- Q1 is typically very strong. Q2 is usually good, but it's fulfilling all the orders that were booked in those January and February shows. And then what happens is school lets out, the sun comes out and the guys who had been visiting the gun stores, they go outside and spend time with their family in the great outdoors and they don't go to the gun stores as often.

So if you are a firearms retailer, that's when you shut down and go on vacation at the beach is during the summer months because those are the slow ones. And then, you will get into August, September, and people are starting to think about hunting season again, depending on where you are in the country is when it actually opens, and they will come in and start buying. The kids go back to school. Vacation season is over. They go back to the gun store and hang out with their friends and start buying guns again. And so it picks up.

Q4 is usually a pretty good one. You have both Black Friday and the traditional Christmas holiday season, but you also have the wholesalers putting inventory in place to be ready for the January, February buying shows. So other than Q3 usually being the doldrums for everybody in the industry, the rest of the year is seasonally a bit stronger.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Adam Starr - Gulfside - Analyst

And just looking at the last three quarters, it looks like your incremental and decremental margin is about 50%. Is that a good number on the additional unit?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think that the -- generally speaking, the contribution margin of incremental products is in that zone.

Adam Starr - Gulfside - Analyst

And are you increasing your production rate on the Precision Rifle? Or do you want to keep that product --

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

We are working hard at it.

Adam Starr - Gulfside - Analyst

But you want to keep that product to mix excess demand maintain its aura in the marketplace?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

No, no. I want to get them out there, as many as I can as fast as I can so people can enjoy them and while they still remember the cover American Rifleman and things like that are still on their mind.

Adam Starr - Gulfside - Analyst

But is it a more difficult unit to manufacture?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I don't know that it's more difficult than anything else, but it's -- one of the reasons that gun is so attractive to people is its incredible accuracy. But the other reason is that it takes what might typically cost someone $5,000, now they can get it for $1,000. And the only way we could get the cost down enough to have a reasonable margin is that we are very vertically integrated on that product. And so, if I want double production, it's a big deal.

I need a lot of floor space, a lot of equipment, a lot of well-trained people. And if you look at any given product, and you say what percentage of the components do I make in-house versus what percentage of components are outsourced, the bigger, more complex products that have exceptional value, like our AR-556 or the Precision Rifle, I'm very vertically integrated and the vast majority of the parts are made in house and not outsourced to vendors.

Adam Starr - Gulfside - Analyst

And that constrains your capacity?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

It constrains the rate at which I can increase capacity.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Operator

John Fick, BCAP.

John Barton - BCAP - Analyst

This is John Barton asking a question for John who got involved in something else. You just answered with commentary about the intra-quarter dynamic and I missed that. So I'm sorry if I'm duplicating the question that came before, but can you offer some commentary about the intra-quarter sales trend for Q3? Our channel checks showed a real drop in sales in guns in September and in related products like what we saw at Cabela's. So I wonder if you saw anything happen in September that was different from what the rest of the quarter was?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I promised myself long ago I would never mention weather. But let's just say hunting season started a little late this year.

John Barton - BCAP - Analyst

Got it. Any other factors you might point to?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

No. I mean it was a typical Q3 that everybody in the industry hopes it will spring back to life sooner than it does. It always drags out a little longer than any of us would like. I frankly, think it has more to do with when school starts and people go back indoors than it does with the weather. A lot of folks do believe the weather affects what people think about in the hunting season. You get a cold snap early in September and people start pulling out their rifles and dusting off the scopes and thinking and dreaming and buying more gear. And if it's hot and sunny and the football games are good, they frankly, don't think about it much until the leaves start changing.

Operator

Bill Ledley, Cowen and Co.

Bill Ledley - Cowen and Company - Analyst

This is Bill asking a question for Gotham. I had a question on ammo demand. It seems like it's broadly more available across most of the calibers including rim fire. Can you talk about if that's going to be stimulative to demand going forward and then I have a follow-up.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I believe that many center fire calibers are more readily available, in particular say 223 and 9 millimeter. But we still hear a lot from consumers who are hesitant to buy our rim fire firearms because they still can't find ammo. And so, I would say rim fire ammo is still a big limitation for us.

Bill Ledley - Cowen and Company - Analyst

One of your peers has been talking about discounting MSRs to gain share in that market place. Can you talk about potentially how aggressive they are being with pricing on those products?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Not really because I don't know who that would be or what they are doing. We still have demand well in excess of our capacity for our MSR style products. And we did not include those products in our summer program, so they weren't discounted a dime.

Operator

Brian Rafn, Morgan Dempsey.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

The Ruger Precision Rifle, is that being manufactured up in Newport or is that at Mayodan?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

The Ruger Precision Rifle is manufactured in Newport.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

You've moved rifles around before. With the capacity you have at Mayodan floor space, is that offset by maybe expertise up at Newport?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

In general, we like to have guns built at least for the first year or two, in the factory where they were designed. It does make a difference in getting out of the starting blocks. But then, once the product has been around for a few years and has kind of become routine and the volume has stabilized, then we're a lot more comfortable moving that product to other factories. And then I am very interested in rationalizing our three factories. I don't want to have one really big one and two smaller ones. So frankly, I'd rather have three equal sized ones that are a lot easier for local management to manage.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

You talked a little bit about it. I'm wondering if you had any anecdotal evidence or channel being out circulating with either the retailers or the wholesalers. You talked about the Ruger Precision Rifle being vertically integrated. If you look at a competitor like the Barrett MRAD at $6,000, at $1,300 that's obviously much more affordable. I'm just wondering how much demand is being driven by that price? And also on the Ruger Precision Rifle, is there a tactical or a SWAT team usage of that given that it's MIL-SPEC or is it just strictly a sporting rifle?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

As you know, we don't go out of our way to chase military or police business because it's usually generally no margin. Big headlines, but no margin. In this particular case, there are a number of departments that are evaluating the gun and they have T&E samples.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

And then you mentioned a little bit about with the last few years Black Friday being a fairly nice day for certainly gun sales or featuring of gun sales. Are you seeing any more inventory shifts or inventory loading or demand that you maybe five or 10 years ago, or let's say five years ago, three, four, or five years ago, didn't see? The sense seems to be that Black Friday is becoming more and more important relative to guns or am I missing something?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think Brian, over the last five years or certainly since Mr. Obama won election in 2008, Black Friday has been pretty big in firearms. It's not a recent shift. I only started in the industry in 2006. I really don't know what it was like before that, but since I've been paying attention, it has been pretty strong. And we've had some very good years on Black Friday followed by one year we were absent, last year. Now, I think we're back in it. We've been shipping product to wholesalers so they can get it to the retailers in time for Black Friday, so I am pleased.

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NOVEMBER 05, 2015 / 02:00PM GMT, RGR - Q3 2015 Sturm Ruger & Co Inc Earnings Call

Operator

Thank you for your questions, ladies and gentlemen. I would now like to turn the call back over to Michael for closing remarks.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Thank you. I appreciate your continued interest in Ruger and I would also like to thank our loyal customers and the 2,000 plus hard-working members of the Ruger team who design and manufacture wonderful firearm products every day in our American factories. Thank you.

Operator

Thank you, ladies and gentlemen, for your participation in today's conference. This now concludes your presentation. You may now disconnect. Have a good day.

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